Exhibit (h)(24)

AMENDMENT AGREEMENT NO. 3

This AMENDMENT AGREEMENT NO. 3 (this “Amendment”) is made as of November 1, 2018, by and among BARON SELECT FUNDS, a Delaware statutory trust (the “Trust”), on behalf of its series BARON PARTNERS FUND (the “Fund”; the Trust acting on behalf of the Fund being hereinafter referred to as the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and the other Banks (in such capacity, the “Operations Agent”).

WHEREAS, the Borrower, the Banks and the Operations Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of November 5, 2015 (as amended, modified, supplemented and in effect from time to time, the “Credit Agreement”);

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1.    Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2.    Amendment to Section 1.01 of the Credit Agreement. Section 1.01 of the Credit Agreement is hereby amended as follows:

(a)    the definitions of “Aggregate Commitment Amount” and “Termination Date” contained in Section 1.01 of the Credit Agreement are each hereby amended by deleting each such definition in its entirety and restating each such definition as follows:

“Aggregate Commitment Amount” means, as of any date, the aggregate of all Commitment Amounts as of such date. On the Third Amendment Effective Date, the Aggregate Commitment Amount is $750,000,000.

“Termination Date” means October 31, 2019 or such earlier date on which the Commitments terminate or are terminated pursuant to the terms hereof, provided that the Termination Date (and each Bank’s Commitment to make Loans to the Borrower hereunder) may be extended in accordance with Section 2.08 hereof.

(b)    by inserting the following definition in the appropriate alphabetical order:

“Third Amendment Effective Date” means November 1, 2018.

§3.    Amendment to Section 2.11 of the Credit Agreement. Section 2.11(a)(iii) of the Credit Agreement is hereby by deleting the words “the aggregate amount of all such increases shall not exceed $150,000,000” and substituting in place thereof the words “after giving effect to all such increases, the Aggregate Commitment Amount shall not exceed $1,000,000,000”.

§4.    Amendment to Schedule 1 of the Credit Agreement. Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and replacing it with the Schedule 1 attached hereto as Exhibit A.

§5.    Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a)    Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b)    No Default. No Default or Event of Default has occurred and is continuing.

(c)    Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d)    Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§6.    Effectiveness. This Amendment shall be effective as of the date first written above upon receipt by the Agent of the following:

(a)     this Amendment, duly executed and delivered by each of the Borrower, the Banks and the Operations Agent;

(b)    receipt by the Operations Agent for the account of each Bank requesting a Note of a duly executed Note dated as of the date hereof and complying with the provisions of Section 2.04;

(c)    receipt by the Operations Agent of a duly executed Form FR U-1 for each Bank;

(d)    a manually signed certificate from an authorized officer or other representative of the Borrower in form and substance reasonably satisfactory to the Banks and dated the date hereof as to the incumbency of, and bearing manual specimen signatures of, the officers and other representatives of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents on behalf of the Borrower (or a certification that no changes have been made to the certification of incumbency contained in paragraph (h) of that Secretary’s Certificate dated as of November 2, 2017 (the “Second Amendment Certificate”) delivered to the Operations Agent by the Borrower on November 2, 2017 pursuant to Section 4(b) of the Amendment Agreement No. 2 dated as of November 2, 2017 by and among the Borrower, the Banks and the Agent) and the individuals set forth therein remain authorized to execute and take actions under the Amendment and the Loan Documents on behalf of the Borrower), and certifying and attaching copies of (i) the Charter Documents of the Borrower (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f) of the Credit Agreement), (ii) the written resolutions of the Board of Trustees of the Borrower, authorizing the transactions contemplated hereby, (iii) the current Prospectus of the Borrower as then in effect (or a certification that no changes have been made to the Charter Documents delivered to the Operations Agent by the Borrower on November 2, 2017 pursuant to Section 4(b) of the Amendment and attached as Exhibit A to the Second Amendment Certificate), (iv) the investment advisory agreement and any other investment management or submanagement agreements of the Borrower as currently in effect (or a certification that no changes have been made to such investment advisory agreement and any other investment management or submanagement agreements delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement), and (v) the custodian agreement of the Borrower currently in effect (or a certification that no changes have been made to the custodian agreement delivered to the Operations Agent by the Borrower on the Effective Date pursuant to Section 3.01(f)(i) of the Credit Agreement);

(e)    receipt by the Operations Agent of (i) a copy of the certificate of trust of the Trust, with all amendments, certified as of a recent date by the Secretary of State of the State of Delaware; and (ii) a legal existence and good standing certificate for the Trust issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(f)    receipt by the Operations Agent of an opinion of Davis Polk & Wardwell LLP and Morris, Nichols, Arsht & Tunnell LLP, in form and substance satisfactory to the Operations Agent in all respects;

(g)    a non-refundable upfront fee, payable in cash to the Operations Agent for the pro rata accounts of the Banks, of five (5) basis points on the Aggregate Commitment Amount (after giving effect to the increase contemplated by this Amendment); and

(h)    all other fees payable to the Operations Agent pursuant to the terms of the Loan Documents, including any fee letter.

§7.    Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Operations Agent and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Operations Agent the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§8.    Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:	/s/ Patrick M. Patalino
Name:	Patrick M. Patalino
Title:	General Counsel

STATE STREET BANK AND TRUST COMPANY, as a Bank and as Operations Agent

By:	/s/ Brian Kociuba
Title:	Assistant Vice President

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Aron Lau
Title:	Director

Exhibit A

Schedule 1

Banks	Commitment Amount	Commitment Percentage
State Street Bank and Trust Company	$500,000,000	66.667%

Domestic and LIBOR Lending Offices:
State Street Financial Center
Attn: Global Credit Finance – SFC 03-10
One Lincoln Street
Boston, MA 02111
Attn: Karen A. Gallagher, Managing Director
Tel: (617) 662-8626
Fax: (617) 988-9535

email ais-loanops-csu@statestreet.com

The Bank of Nova Scotia	$250,000,000	33.333%

Domestic and LIBOR Lending Offices:
711 Louisiana Street, Suite 1400
Houston, Texas 77002

Primary Credit Contact:

Eli Mou, Director & Execution Head
The Bank of Nova Scotia
40 King St. W, 55th Floor
Toronto, ON M5H 1H1
Tel: (416)350-1178
email: eli.mou@scotiabank.com

Primary Operations Contact:

Vesna Vukelich, Senior Loan Officer
The Bank of Nova Scotia
720 King St. W, 2nd Floor
Toronto, ON M5V 2T3
Tel: (416)649-3437
Fax: (416)350-5725
email: Vesna.Vukelich@scotiabank.com

Total:	$750,000,000	100%

Borrower:

Baron Select Funds, on behalf of its series

Baron Partners Fund

767 Fifth Avenue

New York, New York 10153

Attention: Chief Financial Officer

Tel: (212) 583-2000

Fax: (212) 583-2014

Email: